Exhibit 4.7

ATHENA BITCOIN GLOBAL

2021 equity COMPENSATION plan

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the "Agreement") is made and entered into as of February 28, 2023 (the "Effective Date") by and between Athena Bitcoin Global (the "Company") and Shaun Overton (the "Consultant"). Capitalized terms used but not otherwise defined or expressly cross-referenced in this Agreement will have the meanings ascribed to such terms in the Athena Bitcoin Global 2021 Equity Compensation Plan (the “Plan”), and if not defined in the Plan, in a consulting agreement between the Consultant and the Company dated as of February 28, 2023 (the “Consulting Agreement”), both of which are incorporated into and made a part of this Agreement by reference. In the event of an inconsistency between the Plan and the Consulting Agreement, the Plan’s provisions shall control as determined by the Administrator in its sole discretion.

Grant of Restricted Stock Units. For good and valuable consideration, the Company hereby agrees to grant to the Consultant 2,000,000 Restricted Stock Units (the "RSUs"), subject to the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

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Grant of Restricted Stock Units. For good and valuable consideration, the Company hereby agrees to grant to the Consultant 2,000,000 Restricted Stock Units (the "RSUs"), subject to the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

2.	Vesting. The RSUs shall vest in accordance with the following schedule:

•	The RSUs shall vest 6 months after the Company successfully lists its common stock on the NASDAQ or NYSE.

3.	Delivery of Shares. Upon vesting of the RSUs, the Company shall deliver to the Consultant the total number of shares of common stock of the Company underlying the RSUs, subject to any applicable withholding taxes.

4.	Transferability. The RSUs are not transferable by the Consultant and may not be pledged or hypothecated, except to the heirs in case of death of the Consultant before the shares are delivered. The shares underlying the RSUs shall bear restrictive legend(s) as may be required by the Company or any state or federal securities laws.

5.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

6.	Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements or understandings, whether oral or written.

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IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year first above written.

ATHENA BITCOIN GLOBAL

By: Matias Goldenhorn, CEO

Please indicate your acceptance of the terms, conditions and restrictions of this Agreement and the Plan by signing in the space provided below and returning a signed copy of this Agreement to the Company. IF A FULLY EXECUTED COPY OF THIS AGREEMENT HAS NOT BEEN RECEIVED BY THE COMPANY AND THE OTHER CONDITIONS OF GRANT SPECIFIED ABOVE ARE NOT SATISFIED, THE COMPANY WILL REVOKE ALL RESTRICTED SHARES UNITS ISSUED TO YOU AND VOID ALL OBLIGATIONS UNDER THIS AGREEMENT.

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Name: Shaun Overton

Address:

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